Exhibit 4.24

SECOND AMENDMENT TO WARRANT AGREEMENT

THIS SECOND AMENDMENT TO WARRANT AGREEMENT made as of July 2, 2010 (this “Amendment”) amends that certain Warrant Agreement dated January 12, 2009, as amended September 25, 2009 (the “Warrant Agreement”) between ProUroCare Medical Inc., a Nevada corporation (the “Company”) and Interwest Transfer Company Inc., a Utah corporation (the “Warrant Agent”).   Capitalized terms that are used and not defined in this Amendment shall have the meanings assigned to them in the Warrant Agreement.

WITNESSETH:

WHEREAS, the Company is engaged in a tender offer (the “Tender Offer”) to promote the early exercise of all of the Warrants that are the subject of the Warrant Agreement, and the terms of the Warrants have been temporarily modified during the period of such Tender Offer, which, as defined by the documents relating to the Tender Offer, is the period from July 2, 2010 until August 2, 2010 at 4 P.M. Central Time, unless earlier withdrawn or otherwise extended by the Company (the “Offer Period”), so that each Warrant holder who tenders a Warrant for early exercise will receive, in addition to the shares of Common Stock purchased upon exercise, one new three-year redeemable warrant to purchase the same number of shares of Common Stock at an exercise price of $1.30 per share (the “2010 Replacement Warrant”); and

WHEREAS, as a result of the Tender Offer, the Company may issue and deliver 2010 Replacement Warrants to purchase up to 5,750,536 shares of Common Stock to those Warrant holders who tender their Warrants for early exercise during the Offer Period; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the 2010 Replacement Warrants; and

WHEREAS, Section 9(h) of the Warrant Agreement provides that the Warrant Agreement may be amended by the parties thereto without the consent of any Registered Holder for the purpose of adding or changing any provisions with respect to matters arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders; and

WHEREAS, the parties desire to amend the Warrant Agreement to expand the scope of the Warrant Agent’s appointment to include the 2010 Replacement Warrants in addition to the Warrants, and the parties deem that such amendment does not adversely affect the interest of the Registered Holders.

Exhibit 4.24

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound hereby, the Company and the Warrant Agent hereby agree as follows:

1.           Definition of “Warrants” to Include Replacement Warrants.  The term “Warrants” as used in the Warrant Agreement shall be deemed to include the Public Warrants, the Private Warrants, the Replacement Warrants and the 2010 Replacement Warrants.

2.           Amendment to Section 3(b).  Section 3(b) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“(b)           Duration of Warrants.  A Public Warrant or Private Warrant may be exercised only during the period commencing on the 30th day following the date of the prospectus with respect to the Company’s Public Offering, and terminating at 5:00 p.m., Minneapolis, Minnesota time on the earlier to occur of (i) January 7, 2014 or (ii) the date fixed for redemption of the Public Warrants and Private Warrants as provided in Section 6 of this Warrant Agreement.  A Replacement Warrant may be exercised only during the period commencing November 12, 2009, and terminating at 5:00 p.m., Minneapolis, Minnesota time on the earlier to occur of (i) November 12, 2012 or (ii) the date fixed for redemption of the Replacement Warrants as provided in Section 6 of this Warrant Agreement.  A 2010 Replacement Warrant may be exercised only during the period commencing on the closing date of the offering, which shall be a date promptly following expiration of the Offer Period (the “Closing Date”), and terminating at 5:00 p.m., Minneapolis, Minnesota time on the earlier to occur of (i) the three-year anniversary of the Closing Date or (ii) the date fixed for redemption of the Replacement Warrants as provided in Section 6 of this Warrant Agreement.  The term “Exercise Period” as used in this Warrant Agreement refers to the period during which a Warrant may be exercised in accordance with the foregoing sentences, and the term “Expiration Date” as used in this Warrant Agreement refers to the last date of the applicable Exercise Period as set forth in the foregoing sentences.  Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the applicable Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agreement shall cease at 5:00 p.m., Minneapolis, Minnesota time on the applicable Expiration Date.  The Company in its sole discretion may extend the duration of the Warrants by delaying the applicable Expiration Date; provided, however, that the Company will provide notice to Registered Holders of Warrants of such extension not less than 20 days prior to such extension becoming effective.”

3.           Amendment to Section 6(a).  Section 6(a) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

Exhibit 4.24

“(a)           Redemption.  Subject to Section 6(d) hereof, not less than all of the outstanding Public Warrants and Private Warrants together may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6(b), at the price of $0.01 per Public Warrant and Private Warrant, provided that the last sales price of the Common Stock has been equal to or greater than $1.82 per share, for 10 consecutive trading days; provided, however, that the Private Warrants issued pursuant to the Underwriter’s Warrant may not be redeemed prior to one year following the date of the prospectus with respect to the Company’s Public Offering and following the notice period required by Section 6(b).  Subject to Section 6(d) hereof, not less than all of the outstanding Replacement Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6(b), at the price of $0.01 per Replacement Warrant, provided that the last sales price of the Common Stock has been equal to or greater than $4.00 per share, for 10 consecutive trading days.  Subject to Section 6(d) hereof, not less than all of the outstanding 2010 Replacement Warrants may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6(b), at the price of $0.01 per Replacement Warrant, provided that the last sales price of the Common Stock has been equal to or greater than $4.00 per share, for 10 consecutive trading days.  The term “Redemption Price” as used in this Warrant Agreement refers to the price per share to be paid by the Company to redeem any of the Public Warrants, Private Warrants, Replacement Warrants or 2010 Replacement Warrants.”

4.           Amendment to Section 6(b).  Section 6(b) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“(b)           Date Fixed for, and Notice of, Redemption.  In the event the Company shall elect to redeem all of the Public Warrants and Private Warrants together, all of the Replacement Warrants, or all of the 2010 Replacement Warrants, the Company shall fix a date for such redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.”

Exhibit 4.24

5.           Amendment to Section 7(d).  Section 7(d) of the Warrant Agreement shall be deleted in its entirety and replaced with the following:

“(d)           Registration Requirement.  Notwithstanding anything else in this Warrant Agreement, no Warrants may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is effective under the Act and (ii) a prospectus thereunder relating to the shares of Common Stock (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is current.  The Company shall use its best efforts to have a registration statement in effect covering the shares of Common Stock issuable upon exercise of the Warrants (other than shares of Common Stock to be issued upon exercise of any Private Warrant) from the date the Warrants become exercisable and to maintain a current prospectus relating to shares of Common Stock to be issued upon exercise of the Warrants (other than shares of Common Stock to be issued upon exercise of any Private Warrant) until such warrants expire or are redeemed.  In the event that, at the end of the Exercise Period, a registration statement covering the shares of Common Stock to be issued upon exercise of the Warrants (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is not effective under the Act, the Exercise Period shall be extended until a registration statement covering the shares of Common Stock to be issued upon exercise of the Warrants (other than shares of Common Stock to be issued upon exercise of any Private Warrant) is effective under the Act and 30 days’ notice of such effectiveness has been provided to the Registered Holders of any then-outstanding Warrants.  Upon such 30 days’ written notice of such effectiveness to the Registered Holders of any then-outstanding Warrants, all the rights of holders hereunder shall terminate and all of the Warrants shall expire unexercised and worthless.  In no event shall the Warrants be settled on a net cash basis nor shall the Company be required to issue unregistered shares upon the exercise of any Warrant that is not a Private Warrant.  This Section 7(d) shall not work to shorten the Exercise Period of the Warrants.”

6.           Amendment to Exhibit A.  Exhibit A to the Warrant Agreement is hereby amended to label the present form of warrant set forth in Exhibit A as “Form of Public Warrant and Private Warrant,” to insert the form of Replacement Warrant attached hereto immediately following the Form of Public Warrant and Private Warrant and to insert the form of 2010 Replacement Warrant attached hereto immediately following the form of Replacement Warrant.

7.           Binding Effect.  Except to the extent expressly provided herein, the Warrant Agreement shall remain in full force and effect in accordance with its terms.  This Amendment shall be governed by and construed as one with the Warrant Agreement, and the Warrant Agreement shall be read and construed so as to incorporate this Amendment.

Exhibit 4.24

8.           Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Utah applicable to contracts made in Utah by persons domiciled in Salt Lake City and without regard to its principles of conflicts of laws.

9.           Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF,  this Second Amendment to Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

PROUROCARE MEDICAL INC.

/s/Richard C. Carlson
By:	Richard C. Carlson
Its:	Chief Executive Officer

INTERWEST TRANSFER COMPANY INC.

/s/ Kurtis Hughes
By:	Kurtis Hughes
Its:	Vice President